Exhibit 99.1

SPACEHAB, Inc. 12130 Highway 3, Bldg. 1 Webster, Texas 77598-1504 1.713.558.5000 fax: 1.713.558.5960 www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB NAMES ADAMS TO BOARD OF DIRECTORS

Houston, Texas, April 5, 2007 – SPACEHAB, Incorporated (NASDAQ: SPAB), a leading provider of commercial space services, today announced the appointment of Mark Adams to the Company’s Board of Directors. Adams currently serves as Chairman, President, and Chief Executive Officer of Advocate, MD Financial Group, Inc.

Adams’ appointment fills the board vacancy created by the recent retirement of former SPACEHAB President and CEO, Michael E. Kearney.

Specializing in strategic and innovative sales strategies and building high performance organizations, Adams’ career has spanned the high tech and manufacturing industries applying innovative business principles to produce notable accumulated growth in net income. He has served in senior management sales and business management roles throughout his career at companies such as Xerox, Johnson & Johnson, and Bostik-Findley. The Founder and Chief Executive Officer of Advocate MD, a stock insurance medical liability carrier based out of Austin, Texas, Adams leads the company’s strategic, financial, and business development initiatives.

“Adams’ diverse experience and exceptional track record will be a valued asset for SPACEHAB during a critical time of transition and growth for the Company,” said Barry A. Williamson, SPACEHAB Chairman of the Board. “He has served in key operations and strategic sales roles during his successful career and his insight and management style will be invaluable as SPACEHAB directs its focus on building the company’s Business Development Division and improving shareholder value.”

“It is clear that SPACEHAB has an extraordinary heritage in space providing a valuable launch pad for attracting new business from NASA, the DoD, and commercial interests,” said Adams. “I am honored to have the opportunity to contribute to the next chapter of SPACEHAB’s development.”

Adams holds a B.B.A Degree in Marketing from Texas State University and currently serves on the Board of Directors of five other organizations including privately held and non-profit organizations.

About SPACEHAB, Incorporated

Incorporated in 1984, SPACEHAB (www.spacehab.com) is a leading provider of commercial space products and services to NASA, international space agencies, Department of Defense, and private customers worldwide. The Company offers end-to-end space access solutions, space systems development, mission integration and pre-launch processing facilities and services, and large-scale government program support services. From securing a spaceflight opportunity and facilitating the integration of spacecraft and payloads for launch, to developing human habitats, supplying the International Space Station, and coordinating the transport and operation of cargo and experiments to and from orbit, SPACEHAB clearly demonstrates that “We Mean Business in Space.”

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Eva-Marie deCardenas

Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5071

edecardenas@spacehab.com

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